Exhibit 99.1

For Immediate Release

QuantRx® Biomedical Provides Update on Technological Progress of its Genomic Diagnostics Platforms

Well Positioned in the Emerging Field of Fetal Genomics

TUALATIN, OR – March 3, 2015 – QuantRx® Biomedical Corporation (“QuantRx” or the “Company”) (OTCBB:QTXB), an emerging provider of innovative healthcare solutions for feminine care, laboratory based point-of-care diagnostics, and genomic testing, all of which leverage its robust portfolio of patented intellectual property, is pleased to announce continued progress and exciting development across its business lines.

As previously reported, the Company’s continued efforts to secure a domestic manufacturing source for it miniform pads (the “Pads”) is critical to the ongoing development and commercialization of its laboratory diagnostics and genomic testing product offerings that are based on its patented PadKit technology.  PadKit uses the biologic material collected by the Pads as the basis for diagnostic testing and analysis. In its quest to become the leading innovator in maternal and fetal genomic diagnostics, the Company has demonstrated the presence of both maternal and fetal DNA in PadKit samples collected from pregnant women in its early trials. While the optimization of this technology is still in the development stage, with studies progressing towards the reliable and robust purification of the entire fetal genome collected via the PadKit, the potential ramifications for both maternal and fetal predictive medicine could prove transformational.

The PadKit offers a safe, non-invasive and easily repeatable method for acquiring genetic data from women of all ages, pregnant or not. Given today’s dramatic reduction in the cost of a full genomic analysis, the capabilities afforded by its unique and proprietary technology ideally positions the Company to capitalize on the rapidly expanding field of genomic research and the numerous commercial applications thereof. The recently proposed initiative by the Obama administration to acquire DNA samples from one million individuals is further evidence of the growing trend and represents a perfect application for the Company’s PadKit.

Dr. Shalom Hirschman, Chief Executive Officer of QuantRx stated, “The ability to non-invasively collect and analyze fetal DNA throughout a pregnancy could signal a new era in fetal medicine. At present the only way to directly obtain fetal DNA is through amniocentesis, an invasive procedure that poses a significant risk to both the mother and fetus. Our PadKit technology offers a unique, completely safe, and yet simple way to repeatedly collect fetal DNA as a means to gain unprecedented insight into fetal development and allow the development of unique new diagnostic, and ultimately therapeutic, capabilities.”

About QuantRx Biomedical, Inc.

QuantRx Biomedical Corporation (OTCBB: QTXB) is focused on the development and commercialization of genomic products for advanced diagnosis of serious disease and health conditions, and innovative over-the-counter miniform based products (uniqueminiform.com). With synergistic expertise in the discovery of diagnostic platforms leveraging a significant portfolio of intellectual property, QuantRx’s mission is to introduce products for use by its medical laboratory, and consumers that deliver more accurate, reliable, and cost-effective diagnoses which result in improved patient care and a reduction in overall healthcare costs.

The QuantRx strategy targets significant market opportunities estimated to be in excess of $5 billion worldwide. The Company's technology portfolio, with more than a dozen patents, patents pending and licensed patents, includes: miniform technology for over-the-counter applications, and the diagnosis and treatment of women's health concerns and other medical needs, and significant opportunities in genomic screening and testing for adult and fetal applications, all of which are designed to address significant unmet medical needs by providing clinicians with important tools for early discovery and assessment.

This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management's current expectations, management's current plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict including; general economic conditions, the Company’s need for additional funds, the early state of the products the Company is developing, uncertainties relating to clinical trials and regulatory reviews, competition and dependence on collaborative partners, the Company's ability to avoid infringement of the patent rights of others, and the Company's ability to obtain adequate patent protection and to enforce these rights. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. QuantRx does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.

Contact:                                Dr. Shalom Hirschman
szhfen@quantrx.com

Source:                                QuantRx Biomedical Corporation